December 15, 2011

To the Stockholders of
CNB Corporation

Dear Stockholder:

Although improving, the economy and banking industry continue to experience challenges.  The Company has had a profitable year, however, profits remain below historical levels.  This is primarily due to continued cost of loan losses, increased FDIC premiums, and expenses associated with carrying foreclosed real estate.

We need to inform you that after much deliberation, your Board of Directors has determined that it is in the best interest of the Company and the shareholders to forego a cash dividend.  This decision will further strengthen your bank and position it to meet future opportunities and demands.

Thank you for your loyalty and support in the past and throughout this year.  We greatly treasure your confidence and commitment expressed by this investment, and we are grateful for your cooperation and support in promoting The Conway National Bank.  We ask you to encourage your friends and neighbors to do business with your bank.

On behalf of the Board of Directors and employees of CNB Corporation and The Conway National Bank, we hope for you a very happy, healthy, and prosperous New Year.

Sincerely,

/s/James W. Barnette, Jr.
James W. Barnette, Jr.
Chairman of the Board

JWB,Jr./vbh